As filed with the Securities and Exchange Commission on June 27, 2019

 Registration No. 333-218430

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NETSHOES (CAYMAN) LIMITED

(Exact name of registrant as specified in its charter)

The Cayman Islands	98-1007784
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Rua Vergueiro 961, Liberdade 01504-001 São Paulo, São Paulo, Brazil
(Address of Principal Executive Offices) (Zip Code)

Netshoes (Cayman) Limited 2012 Share Plan

(Full title of the plan)

COGENCY GLOBAL INC.

10 E. 40th Street, 10th floor

New York, NY 10016

(Name and address of agent for service)
+1 (800) 221-0102

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer ☐

Non-accelerated filer	☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-218430) (the “Registration Statement”) filed by Netshoes (Cayman) Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Registrant”), with the U.S. Securities and Exchange Commission on June 1, 2017, for the purpose of registering a total of 530,349 common shares, par value US$0.0033 per common share (the “Common Shares”) of Netshoes (Cayman) Limited, issuable pursuant to the Netshoes (Cayman) Limited 2012 Share Plan.

On June 14, 2019, the Registrant consummated its previously announced merger (the “Merger”) with a wholly owned subsidiary of Magazine Luiza S.A. (the “Merging Company”), and the Merging Company merged with and into the Registrant, with the Registrant continuing as a wholly owned subsidiary of Magazine Luiza S.A. In connection with the consummation of the Merger, the Registrant has terminated all offers and sales of Common Shares contemplated by the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Shares registered under the Registration Statement that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 is being filed to deregister all Common Shares that were registered under the Registration Statement which remain unissued as of the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of São Paulo, Brazil, on June 27, 2019.

NETSHOES (CAYMAN) LIMITED

By:	/s/ Frederico Trajano Inácio Rodrigues
Name: Frederico Trajano Inácio Rodrigues
Title: Chief Executive Officer

By:	/s/ Roberto Bellissimo Rodrigues
Name: Roberto Bellissimo Rodrigues
Title: Chief Financial Officer

*Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1.